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                                                                     Exhibit 8.2

              [Robins, Kaplan, Miller & Ciresi, L.L.P. letterhead]

                               December 21, 1999

ONTRACK Data International, Inc.
9023 Columbine Road
Eden Prairie, MN 55347

  Re: Agreement and Plan of Reorganization, dated as of November 18, 1999
      (the "Agreement"), by and among Legato Systems, Inc. ("Acquiror"); Lasso Acquisition Corp. ("Merger Sub"); and ONTRACK Data International, Inc. ("Target")

Ladies and Gentlemen:

  We have acted as counsel to Target in connection with a proposed transaction (the "Merger") in which Target will merge with and into Merger Sub, and Target's shareholders will receive Acquiror voting stock and cash in exchange for their Target stock. Capitalized terms in this opinion letter have the same meaning as defined in the Agreement unless otherwise indicated.

  You have requested our opinion concerning certain federal income tax consequences related to the Merger. In giving this opinion, we have reviewed the Agreement and other documents that have been prepared in connection with the Merger (the "Transaction Documents"), including the Registration Statement referred to in Section 5.2 of the Agreement and such other documents as we have deemed necessary or appropriate. In addition, we have been provided with and relied upon Tax Certificates executed by Acquiror, Merger Sub, Target and the principal shareholders of Target.

  In the process of rendering this opinion, we have assumed without any independent investigation or review that:

    1. Documents submitted to us as originals and the signatures on such documents are authentic, and documents submitted to us as copies conform to the original documents;

    2. There will be due execution and delivery of all Transaction Documents where due execution and delivery are a prerequisite to the effectiveness of the documents;

    3. Any representation or statement made "to the best of knowledge" or similarly qualified in the Tax Certificates or other Transaction Documents is correct notwithstanding the qualification, and any statements made in the Tax Certificates or other Transaction Documents were true, correct and complete statements when made and will be true, correct and complete as of the Closing Date of the Merger;

    4. If a representation in the Tax Certificates states that an individual or entity is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we assume that there is in fact no plan, intention, understanding or agreement;

    5. The Merger will be consummated as described in the Agreement;

    6. All of the covenants and undertakings in the Transaction Documents will be carried out without waiver or breach of any material provision thereof;

    7. All agreements expressed in the Transaction Documents will be effective under applicable law;

    8. After the Merger, Merger Sub will hold "substantially all" of its and Target's properties within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder and will continue Target's historic business or use a significant portion of its historic assets in a business;
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ONTRACK Data International, Inc.
December 21, 1999
Page 2


    9. No Target shareholder has guaranteed or will guarantee any Target indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times: (i) no outstanding indebtedness of Target, Acquiror or Merger Sub has or will represent equity for tax purposes; (ii) no outstanding equity of Target, Acquiror or Merger Sub has or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Target stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of
  Section 368(c) of the Code; and

    10. Counsel for Acquiror will, pursuant to Section 6.1(d) of the Agreement, deliver an opinion to the effect that, for federal income tax purposes, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

  To the extent that any of the assumptions material to this opinion and upon which we have relied are not complete, correct and true in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

  On the basis of the forgoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that under existing law for federal income tax purposes the merger of Target into Merger Sub will constitute a reorganization within the meaning of Section 368(a) of the Code.

  This opinion is limited to the effect of the income tax laws of the United States, and we express no opinion as to the laws of any state or any other jurisdiction other than the United States. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court. Our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.

  The references to Code sections and other authority above are not intended to be complete citations of all relevant authority. Changes to the Code, regulations, the rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon may be applied retroactively and may adversely affect the conclusions reached in this opinion. We undertake no responsibility to advise any parties to the transaction of any changes or new developments in the application or interpretation of the federal income tax laws.

  This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement; it may not be relied upon for any other purpose (including, without limitation, satisfying any conditions in the Agreement) or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions "Legal Matters" and "Certain Federal Income Tax Consequences." This consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

                                          Very truly yours,

                                          /s/ Robins, Kaplan, Miller & Ciresi,
                                           LLP

                                          ROBINS, KAPLAN, MILLER & CIRESI, LLP